CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Professionally Managed Portfolios with respect to the FundX ETF Upgrader Fund and the FundX ETF Aggressive Upgrader Fund, each a series of shares of Professionally Managed Portfolios, and to the use of our report dated November 27, 2013 on the financial statements and financial highlights included in the 2013 Annual Report.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders, which is incorporated by reference on Form N-14.

 /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 14, 2013